March 31, 2006

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities and Exchange Act of 1934 (Amendment No. )

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[X]     Soliciting Material Pursuant to Section 240.14a-12

                              KeySpan Corporation
                              -------------------
                (Name of Registrant as Specified in Its Charter)

                                     (N/A)
                                     -----
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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     to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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Communication #1

Attached is a script of the testimony that Robert B. Catell, Chairman and Chief Executive Officer of KeySpan Corporation ("KeySpan") prepared for a the Planning, Development and Environment Committee of the Nassau County Legislature hearing on Friday, March 31, 2006 which addressed the acquisition of KeySpan by National Grid:












                          Testimony of Robert B. Catell
                                Chairman and CEO
                               KeySpan Corporation

                                     Before

               The Planning, Development and Environment Committee
                        Of the Nassau County Legislature

                                       On

   "What effect will the sale of KeySpan have on Long Island's energy supply, generation and rates?"


                             Friday, March 31, 2006





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


o Good afternoon. My name is Robert Catell, and I am Chairman and CEO of KeySpan Corporation. It's my great pleasure to be here with my colleague, Michael Jesanis, CEO of National Grid's U.S. Division.

o I want to thank Committee Chairman David Denenberg for inviting me here, and thank the other members of the committee.

o I also want to thank the Legislatures on Long Island for spending time on such an important subject: National Grid and KeySpan, and the impact that transaction will have for Long Island.

o As you know, KeySpan has entered into an agreement with National Grid that will spell an exciting new chapter in both our company and energy on Long Island.

o This story began in 1998, when a company called KeySpan came to Long Island to turn a local utility called LILCO into what I think everyone would agree is a stronger, more well-regarded organization.

o Today's KeySpan is financially sound, has a strong community presence and continues to provide the highest levels of service with an extremely dedicated and qualified work force, most of whom live on Long Island.

o There's a similar story that played out in a similar way about six years ago, when a company called National Grid acquired a financially troubled Niagara Mohawk, or NIMO, in upstate New York. Today, that National Grid-owned business is financially robust, with a good corporate reputation and a strong community commitment.

o Soon, KeySpan will become part of National Grid's success story - part of a larger company that will give us access to more resources to make even more of a difference in the communities we serve.

o Some people claim that foreign ownership isn't a good thing. But I'd like you to look at the example of European American Bank, or EAB. This financial institution took over financially troubled Franklin National Bank back in 1974, and went on to serve and benefit Long Islanders for more than a quarter-century.

o Also consider this: While National Grid is London-based, 55 percent of its operations are right here in the U.S. and KeySpan, its fifth acquisition, is by far its largest.

o Together, National Grid and KeySpan will be able to play a major role in energy issues around the globe; issues affect us right here on Long Island, too - like ensuring reliability while we trim our operating costs ... keeping rates stable or lower ... ensuring adequate gas supplies ... and the list goes on.


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


o But let's look closer to home. Richie Kessel has also been testifying about the National Grid/KeySpan transaction, and its potential effect on LIPA and Long Island.

o As you all know, KeySpan and LIPA entered into a very favorable agreement for customers in December. It includes a two-year rate freeze ... $38 million in operating cost reductions ... a $75 million fuel fund to mitigate increased fuel costs ... and incentives for continued reliability and stability to LIPA's 1.1 million electric customers through the year 2013.

o KeySpan is committed to this agreement and the benefits it provides, and we will work hard in the coming months to see this contract approved to make sure these benefits remain intact. Once approved, National Grid will be bound by all the terms of that agreement.

o KeySpan will also continue to advance repowering alternatives with LIPA as part of a long-range environmental plan for Long Island.

o As part of the recent agreement, LIPA has the opportunity to acquire the Far Rockaway and Barrett Plants, which are among the least efficient and most suitable units for repowering.

o And we stand ready to build a new combined-cycle plant at the permitted site on Spagnoli Road, the perfect location: It's in the center of load growth, a mile from existing gas supply and just a mile from the nearest substation. Building Spagnoli would accomplish a "virtual repowering" as the high-efficient new plant would mean our older plants, like Glenwood, would run less.

o Our Article X permit is in place; we have an agreement with the Town of Huntington; engineering is done; the site is ready to go. All we need is LIPA's agreement to go forward.

o In addition to repowering, we will also continue to explore and invest in emission reduction technologies at all of our plants. These plants are still among the cleanest in the country; however, there's more we will do to make them even cleaner, and more fuel-efficient and cost-effective.

o So as we enter into this agreement with National Grid, we will continue to pursue all of these things ... plus we stand firmly committed to providing top-notch service to our customers and communities here on Long Island.


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o    And that better service will result from five key benefits of the deal that
     I'd like to put on the record today. It will allow us to :

o    1. provide consumers with lower energy delivery costs

o 2. invest in new, secure sources of supply and energy infrastructure, critical to Long Island

o    3. achieve the scale necessary to achieve fuel cost savings

o 4. utilize advanced, efficient technologies that benefit both customers and the environment; and

o    5. ultimately, grow, in an increasingly complex, competitive environment.

o Until the National Grid/KeySpan deal receives final regulatory approval, of course, we are committed to ensuring as smooth a transition as possible; one that will be seamless to our customers and the community.

o I, in fact, will be staying on as Chairman of National Grid's U.S. Division, and serving on the Board and as Deputy Chairman of London-based National Grid plc for at least two years after the deal closes.

o During that time, I will make it my personal commitment to ensure that our company continues to forge solid -- and sustainable - relationships with all the people we interact and conduct business with.

o And I'd like to now introduce you to another person who is committed to the success of our new company and the interests of Long Island - my colleague, Mike Jesanis, CEO of National Grid's U.S. Operations.

o After Mike offers some brief remarks, we will open the floor to your questions.



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



Communication #2

Attached is a script of the testimony that Michael E. Jesanis, Chairman, National Grid's U.S. Division prepared for a the Planning, Development and Environment Committee of the Nassau County Legislature hearing on Friday, March 31, 2006 which addressed the acquisition of KeySpan by National Grid: o




                         Testimony of Michael E. Jesanis
                                    Chairman
                          National Grid's U.S. Division

                                     Before

               The Planning, Development and Environment Committee
                        Of the Nassau County Legislature

                                       On

   "What effect will the sale of KeySpan have on Long Island's energy supply, generation and rates?"


                             Friday, March 31, 2006




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



o Good afternoon everyone. I'm delighted to be with all of you, here on Long Island. As Bob mentioned, this is a community that we are very much committed to serving in the best ways possible.

o And I've already had a great opportunity to see that KeySpan is, indeed, a respected provider, employer and corporate citizen on Long Island.

o So the job of our new company, as I see it, is to continue the excellent service and reliability record KeySpan has so successfully established.

o That means continuing to provide the top-level service Long Islanders have come to expect, and we're all committed to doing just that.

o It means continuing the strong community commitment that has so clearly been a KeySpan trademark.

o And it means taking the opportunity to enhance customer service. And there are three great ways we'll be able to accomplish that.


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


o One, we'll have a larger work force, which means more internal resources to meet our needs, especially in emergency situations.

o Two, we'll have greater access to capital resources to invest in exciting new technologies and R&D, as Bob mentioned.

o And three, we'll be able to operate more efficiently - which means synergy savings that can benefit both shareholders and ratepayers.

o So it's an exciting proposition. And I'm as happy as Bob is that he has agreed to stay on as Chairman of National Grid's U.S. Division, where I know he'll assure as smooth a transition as possible.

o Bob really covered a lot already, but I just want to touch on a couple of things briefly. First, KeySpan's relationship with the Long Island Power Authority.

o This is a very important relationship, and it's a unique public/private partnership that has served the Long Island community well over the past eight years.


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o    National  Grid has had the pleasure of meeting with LIPA over the past year and has  started  to form  its  own  solid  relationship  with  the  public
     authority.   And  we  are  looking   forward  to  continuing  that  working
     relationship with Richard Kessel, LIPA and New York State, as LIPA conducts due diligence and explores its options moving forward. In fact, we are already in the midst of developing some joint, storm season initiatives that we will be discussing with LIPA.

o We've also been kept apprised on the progress and benefits of repowering ... and look forward to continuing to pursue the best options for Long Island in this critical area which shows a great deal of merit.

o As Bob said, we are committed, too, to being a strong presence on Long Island and in the other communities we serve - a hallmark of both KeySpan and National Grid. And we have, in fact, pledged to maintain the current community commitment level here.


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o    We're also dedicated to our employees, another trademark of both companies.
     And let me assure you that National Grid is counting on Long Island's excellent, highly qualified and trained work force to continue to provide great service and reliability.

o And, as we have always done in the past, we are treating this acquisition as more of a merger, and will achieve synergy savings through attrition and voluntary separation.

o In short, we recognize that the KeySpan/National Grid transaction must provide a few key elements.

o It must have a neutral or positive impact on rates, something we've accomplished in each of our four previous mergers and plan to do now.

o    It must benefit consumers and it will in ways Bob mentioned.

o And, of course, we will be working with the PSC regarding our relationship with LIPA and the impact of the deal on LIPA customers.

o Finally, we plan to maintain, and even improve upon, both of our companies' solid performance records with the benefit of additional efficiencies, cost savings and technologies.

o    Thank you and now, as Bob said, we welcome your questions.


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



Additional Information and Where to Find It
-------------------------------------------

KeySpan intends to file with the Securities and Exchange Commission (the "SEC") a proxy statement and other relevant documents in connection with the proposed acquisition of KeySpan by National Grid. Investors and security holders of KeySpan are advised to read the proxy statement and other relevant documents when they become available, as they will contain important information about the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by KeySpan with the SEC, when they become available, at the SEC's web site at http:/www.sec.gov.

KeySpan and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its security holders in connection with the proposed acquisition. Information concerning the interests of KeySpan's participants in the solicitation is set forth in KeySpan's most recent proxy statement and Annual Report on Form 10-K (filed with the SEC on March 30, 2005 and February 28, 2006, respectively) and will be set forth in the proxy statement relating to the acquisition when it becomes available.





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